MORRIS PUBLISHING OBTAINS EXTENSION OF WAIVER PERIOD ON OVERDUE INTEREST PAYMENTS

AUGUSTA, Ga.—October 2, 2009— Morris Publishing Group, LLC announced today that its senior bank group has agreed to extend until October 9, 2009 the waiver of the cross defaults arising from the overdue interest payments on its senior subordinated notes. Morris Publishing previously obtained forbearance until October 16, 2009 with respect to such overdue interest payments from holders of over seventy-five percent of the senior subordinated notes.

Morris Publishing Group, LLC is a privately held media company based in Augusta, Ga. Morris Publishing currently owns and operates 13 daily newspapers as well as nondaily newspapers, city magazines and free community publications in the Southeast, Midwest, Southwest and Alaska. For more information, visit our Web site, morris.com.

For further information, please contact:
Craig S. Mitchell
Senior Vice President of Finance
Morris Communications Company, LLC
706-823-3236